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                                  UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                        ---------------------------------


                                   FORM 8-K/A

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

      Date of Report (Date of earliest event reported): September 30, 2002

                         Commission File Number 0-20848


                       UNIVERSAL INSURANCE HOLDINGS, INC.
                       ----------------------------------
                           (Exact name of registrant)

           Delaware                                    65-0231984
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   (State of incorporation)                (I.R.S. Employer Identification No.)

                        2875 N.E. 191st Street, Suite 300
                              Miami, Florida 33180
                              --------------------
              (Address of principal executive offices and zip code)

                                 (305) 792-4200
                                 --------------
                         (Registrant's telephone number)

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ITEM 4. CHANGES IN REGISTRANT'S CERTIFYING ACCOUNTANT.

        On September 30, 2002, Deloitte & Touche LLP resigned as the independent auditor for Universal Insurance Holdings, Inc. ("Company"). Effective October 28, 2002, the Company engaged Blackman Kallick Bartelstein LLP as its new independent auditors.

         During the Company's two most recent fiscal years ended December 31, 2001, and the subsequent interim period through September 30, 2002, there were no disagreements between the Company and Deloitte & Touche LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Deloitte & Touche LLP, would have caused Deloitte & Touche LLP to make reference to the subject matter of the disagreements in connection with its report.

         In connection with the audit of the Company's consolidated financial statements for the year ended December 31, 2001, Deloitte & Touche LLP informed the Company that a material weakness under standards established by the American Institute of Certified Public Accountants existed in the design and operation of the Company's internal control related to the processing of claims payments, including the duplication of drafts issued and the omission of drafts from the accounting records. This matter was discussed by Deloitte & Touche LLP with the Company's Audit Committee. The details of this matter are described in Deloitte & Touche LLP's report that stated that numerous errors were noted in the processing of claims payments, including duplication of drafts issued and the omission of drafts issued from the accounting records. More specifically, Deloitte & Touche stated that the most significant problem observed was the issuance of a second draft without properly voiding the original draft in the subsidiary and general ledgers. It also noted instances of drafts being issued but never recorded in the subsidiary and general ledgers.

         The remedies taken to correct this weakness and actions to correct this situation began even prior to the Deloitte & Touche LLP letter. The Company became aware of this problem because it was attributable to errors in processing data recorded and transferred to the Company by the former policy administrator in connection with the conversion of administration systems. With the new system in place since January 15, 2002, the Company believes that it now has better control over its policy data and claims. In addition, while working with the new vendor to fully implement the new claims system, the Company has been parallel processing the data through its own in house claims system. The Company has also hired a firm, i4 Integrated Services, LLC, to provide professional consulting services in implementing an online analytical processing and management reporting system for the Company. The purpose of this system is to enhance the Company's reporting and analysis of its policy and claims data. Also, the Company has implemented the recommendations provided by Deloitte & Touche LLP for elimination of the material weakness. Specifically, drafts are not issued until the completed and signed proof of loss is obtained from the insured and the correct payee is verified. This has resulted in fewer drafts being issued. In addition, the controls over the issuance and recording of drafts has been evaluated and improved. A listing of voided drafts is prepared and compared to the outstanding report on a periodic basis. In addition, drafts are not issued without evidence of being recorded. Finally, an analysis of aged outstanding drafts is performed on a regular basis to determine that they are valid outstanding drafts.

         The procedures performed by the Company to confirm the information in the December 31, 2001 financial statements included a comprehensive review of claim drafts by the Company. The purpose of this review was to ascertain that claims drafts were properly recorded and that the related drafts outstanding payable, claims liability and expense and reinsurance balances were properly stated. More specifically, the Company validated that drafts issued were recorded in the subsidiary and general ledgers and that in instances where a second draft was issued, that the original draft was properly voided in the subsidiary and general ledgers. The Company believes that Deloitte & Touche LLP selected additional claim files for testing after this matter came to its attention. The Company believes that Deloitte & Touche LLP performed additional audit procedures and requested additional information from the Company regarding claims selection for purposes of its testing.

         Except as noted above, during the two most recent years and through the subsequent interim period through September 30, 2002, there have been no events of the type described in Item 304(a)(1)(iv) of Regulation S-B.

        The audit reports of Deloitte & Touche LLP on the consolidated financial statements of the Company as of and for the fiscal years ended December 31, 2000 and 2001 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles, except that the audit report of Deloitte & Touche LLP for the fiscal year ended December 31, 2001 contained a separate paragraph regarding the Company's ability to continue as a going concern.

         The Company provided Deloitte & Touche LLP a copy of the foregoing disclosures. Attached as Exhibit 16 is a copy of a letter from Deloitte & Touche LLP stating whether or not it agrees with such disclosures.

ITEM 7.  EXHIBITS.

Exhibit 16 Letter from Deloitte & Touche LLP to the Securities and Exchange Commission, dated March 27, 2003.



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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                UNIVERSAL INSURANCE HOLDINGS, INC.

Dated:  April 2, 2003           By: /s/ Bradley I. Meier
                                    -------------------------
                                    Bradley I. Meier
                                    President and Chief Executive Officer